EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            W. R. BERKLEY CORPORATION


          The undersigned, being the Chairman of the Board and Chief Executive Officer of W. R. BERKLEY CORPORATION, a corporation existing under the laws of the State of Delaware, hereby certifies that:

     1. The first paragraph of Article Fourth of the Restated Certificate of Incorporation of said corporation be and it hereby is amended to read as follows:

     FOURTH: The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is five hundred five million (505,000,000) shares, of which five hundred million (500,000,000) shares are to be Common Stock of the par value of twenty cents ($.20) each, and five million (5,000,000) shares are to be Preferred Stock of the par value of ten cents ($.10) each.

     2. The amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, I have signed this certificate this 16th day of May, 2006.



                                                     /s/  William R. Berkley
                                                     ---------------------------
                                                     William R. Berkley
                                                     Chairman of the Board and
                                                     Chief Executive Officer


Attest:



/s/  Ira S. Lederman
--------------------------
Ira S. Lederman, Secretary